UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 17, 2014

LIQUIDITY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-51813	52-2209244
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1920 L Street, N.W., 6th Floor, Washington, D.C.	20036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (202) 467-6868

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2014, Mr. Thomas Burton entered into an Amended and Restated Executive Employment Agreement with the Company in connection with his recent appointment as the Company’s Executive Vice President, Federal Sector.   In his new role, Mr. Burton will manage the Company’s ongoing Department of Defense relationship and pursue new business opportunities in the federal sector. In connection with his appointment, Mr. Burton agreed to a reduction in his base salary in exchange for higher performance based cash and equity compensation reflecting his expanded business development activities. Accordingly, Mr. Burton’s base salary is $150,000 and his target bonus, as a percentage of his base salary, was increased to 100% from 60%, payable upon the achievement of certain performance milestones. He will also be eligible for additional quarterly cash incentive payments based on new business activity with the Company.  Additionally, subject to approval of the Board of Directors, Mr. Burton will also receive a grant of 20,000 shares of restricted stock that will vest over a four year vesting schedule commencing on October 1, 2014, and a grant of 20,000 shares of restricted stock that will vest based on the achievement of certain performance milestones.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIQUIDITY SERVICES, INC.
(Registrant)

Date: October 23, 2014	By:	/s/ James E. Williams
	Name:	James E. Williams
	Title:	Vice President, General Counsel and Corporate Secretary